Exhibit 10.4

INDUCEMENT STOCK OPTION AWARD AGREEMENT

THIS INDUCEMENT STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2023 (the “Date of Grant”) by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and Nicholas J. Randall (the “Option Holder”).

WHEREAS, pursuant to that certain employment letter dated May 12, 2023 by and between Company and the Option Holder (“Employment Letter”), the Company has agreed to grant the Option Holder 300,000 Non-Qualified Stock Options (“Sign-On Options”); and

WHEREAS, the terms and conditions of the Sign-On Options are to be set forth in a separate award agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

Definitions.

For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)           “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Change of Control” means and shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)                 Change in Ownership. A change in the ownership of the Company is deemed to occur on the date that any one Person, or more than one Person acting as a group (as described below), consummates the acquisition of ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one Person or more than one Person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer or issuance of stock of the Company and the stock remains outstanding after the transaction.

(ii)              Change in Effective Control. Change in the effective control of the Company occurs on the date that either (A) any one Person, or more than one Person acting as a group (as described below), consummates the acquisition of (or has acquired during the 12-month period ending on the date of the most recently consummated acquisition by such Person or Persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or (B) during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of members of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors, shall be considered as though such individual were an Incumbent Director, but excluding, for the purposes of determining a “majority of the members of the Board,” any member whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (including without limitation any settlement thereof). If any one Person, or more than one Person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a change in the effective control of the Company.

(iii)            Sale of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person or Persons acting as a group consummates the acquisition of (or have acquired during the 12-month period ending on the date of the most recently consummated acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets to an entity that is controlled by the stockholders of the Company immediately after the transfer, or a transfer of assets by the Company to any of the following, are not considered to be a change in the ownership of a substantial portion of the Company’s assets for purposes of this paragraph: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C). For purposes of this subparagraph (iii) and except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a change in the ownership of the assets of the Company.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with the Company, such stockholder is considered to be acting as a group with other stockholders of the other corporation only with respect to their ownership interest in that corporation prior to the transaction.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and any and all rulings and regulations promulgated thereunder.

(e)           “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable; provided, further, that the mere fact that the Committee fails to qualify under the foregoing requirement shall not invalidate this Sign-On Option.

(f)            “Disability” means, in the written opinion of a qualified physician selected by the Company, the Option Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under the Company’s disability plan.

(g)           “Exchange Act” means the Securities Exchange Act of 1934.

(h)           “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with the requirements of Code Section 409A. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the relevant date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(i)             “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used herein; however, a Person shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

(j)             “Qualifying Termination” means the Option Holder’s Termination of Service due to the Option Holder’s death, Disability, termination by the Option Holder for Good Reason or termination by the Company without Cause that occurs upon or within 24 months following the consummation of a Change of Control.

(k)           “Shares” means common stock, $0.01 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to any consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event with respect to the Company.

(l)             “Subsidiary” means a subsidiary, as such term is defined in Code Section 424(f), of the Company.

(m)         “Termination of Service” means the termination of the Option Holder’s employment with the Company, its Subsidiaries, and its Affiliates, as the case may be. If the Option Holder is employed by a Subsidiary or Affiliate of the Company, they also shall be deemed to incur a Termination of Service if the Subsidiary or Affiliate ceases to be such a Subsidiary or Affiliate, as the case may be, and the Option Holder does not immediately thereafter become an Employee or director of, or a consultant to, the Company or another Subsidiary or Affiliate. Subject to the foregoing, the Committee, in its sole discretion, shall determine whether the Option Holder has experienced a Termination of Service and the effective date of and reason for such Termination of Service, which determination shall be binding upon the Option Holder.

1.             Grant. The Company hereby grants to the Option Holder the Sign-On Option (the “Option”) to purchase 300,000 Shares. The Option is granted on the Date of Grant and is subject to all of the terms and conditions herein. The Option and any Shares acquired upon exercise of the Option are subject to the Company’s compensation recoupment (or “clawback”) policy as in effect from time to time or as required by applicable law, including any retroactive recoupment. The Option is intended to be non-qualified and is not intended to be an incentive stock option under Code Section 422.

2.             Exercise Price. The exercise price of the Shares subject to the Option shall be $2.73 per Share, which is the Fair Market Value of a Share on the Date of Grant (the “Exercise Price”).

3.             Term of Option. The Option may be exercised, subject to the recoupment, vesting, forfeiture, and termination of employment provisions of Sections 1, 4, 5, and 6, only during the period commencing on the Date of Grant and continuing until the close of business on the tenth anniversary of the Date of Grant (the “Option Period”). At the end of the Option Period, the Option shall terminate, unless sooner terminated or forfeited, as provided herein.

4.             Earning and Vesting Conditions. The Option Holder’s right to purchase Shares under the Option shall be exercisable only to the extent that the Option has vested. Subject to Section 9 below, and provided that the Option Holder remains continuously employed by the Company until the applicable vesting date, the Option shall vest and become exercisable, on the later of: (i) the first date on which the closing price of one share of the Company’s common stock is equal or greater than 125% of the exercise price; and (ii) the schedule set forth below:

(a)               34% of the Shares subject to the Option vest on the first anniversary of the Date of Grant;

(b)               an additional 33% of the Shares subject to the Option vest on the second anniversary of the Date of Grant; and

(c)               the final 33% of the Shares subject to the Option vest on the third anniversary of the Date of Grant.

If the Option Holder incurs a Termination of Service due to their death, all of the Options shall vest on the date of the Option Holder’s death.

5.             Restrictive Covenants. The provisions of this Section 5 shall apply to this Award.

(a)           Covenant Not to Compete. The Option Holder agrees that, during employment with the Company and for a period of twelve (12) months after termination, they shall not, without the prior written consent of the Company, accept employment with, join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of their employment termination for which Option Holder worked or had responsibility during his employment.

(b)           Covenant Not to Solicit Customers. The Option Holder agrees that, during employment with the Company and for a period of twelve (12) months after termination of employment with the Company, they shall not, without the prior written consent of the Company, directly or indirectly solicit any current customer or prospective customer of the Company or any of its Subsidiaries, with which they had contact or knowledge of Confidential Information (as defined below) during the last twelve (12) months of their employment.

(c)            Covenant Not to Solicit Employees. The Option Holder agrees that, during employment with the Company and for a period of twenty-four (24) months after termination of employment with the Company, they shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of the Option Holder’s termination of employment from the Company, to leave such employment.

(d)           Covenant Not to Disclose or Use of Confidential Information. The Option Holder recognizes that they will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 5(d), which both the Company and the Option Holder agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Option Holder agrees that the Option Holder will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Option Holder did not know and should not have known was disclosed to the Option Holder in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Option Holder make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Option Holder’s obligation to keep all such information confidential shall be in effect during and for a period of twenty-four (24) months after the termination of the Option Holder’s employment with the Company; provided, however, that the Option Holder will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

(e)           Forfeitures. In the event that Option Holder materially breaches any of the restrictions in this Section 5 (which, if such breach is curable, such breach is not cured to the Company’s reasonable satisfaction after the Company provides Option Holder a reasonable period of time to cure), Option Holder shall forfeit this Option, and the Company shall have the right to recoup and seek repayment of any cash or stock received upon the exercise of the Option.

(f)            Intellectual Property. Except as defined in this Agreement, all Inventions (as defined in the Employment Letter) that Option Holder makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Option Holder’s employment will be the sole property of the Company to the maximum extent permitted by law. Option Holder agrees to assign such Inventions and all rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, Option Holder may petition the Company for license to make, market or sell a particular Invention.

(g)          Injunction. Option Holder acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 5, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Option Holder agrees that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing Option Holder from any breach of this Section 5, and Option Holder hereby waives any requirement that the Company post any bond in connection with any such injunction. Option Holder further agrees that injunctive relief is reasonable and necessary to protect a legitimate, protectable interest of the Company.

(h)           Blue Pencil. If any court determines that the covenants contained in this Section 5, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

(i)            Survival. The restrictive covenants and forfeiture provisions contained in this Section 5 shall survive the termination of Option Holder’s employment.

6.             Termination of Service.

(a)           If the Option Holder has a Termination of Service for Cause (as defined in the Company’s Executive Severance Plan (“ESP”)) during the Option Period, the Option shall immediately terminate and be forfeited.

(b)           If, during the Option Period, the Option Holder experiences a Termination of Service by reason of the Company’s termination of the Option Holder without Cause, Option Holder’s termination of employment for Good Reason as defined in the ESP (other than a Qualifying Termination) or Option Holder’s voluntary resignation, the Option shall be exercisable only to the extent that it was exercisable on the date of the Option Holder’s Termination of Service and shall terminate on the earlier of (i) ninety (90) calendar days following the date of the Option Holder’s Termination of Service or (ii) the end of the Option Period.

(c)           If, during the Option Period, the Option Holder experiences a Termination of Service by reason of the Option Holder’s (i) Disability, or (ii) Qualifying Termination, the Option shall be exercisable only to the extent that it was exercisable on the date of the Option Holder’s Termination of Service and shall terminate on the earlier of (i) one hundred and eighty (180) calendar days following the date of the Option Holder’s Termination of Service or (ii) the end of the Option Period.

(d)           If, during the Option Period, the Option Holder experiences a Termination of Service by reason of the Option Holder’s death, the Option shall be fully vested and exercisable on the date of the Option Holder’s death and shall terminate on the earlier of (i) one hundred and eighty (180) calendar days following the date of the Option Holder’s death, or (ii) the end of the Option Period.

7.             Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Secretary of the Company an instrument in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment, through cashless exercise or other manner acceptable to the Committee, of the Exercise Price of the Shares in respect of which the Option is being exercised. Shares shall then be issued by the Company and a Share certificate delivered to the Option Holder or, at the Company’s option, the Shares may be issued to the Option Holder in uncertificated form, provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

8.           Conditions. The Option Holder will not have any of the rights of a shareholder with respect to Shares until the Company has issued or transferred such Shares to the Option Holder after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Option Holder after the exercise of the Option, the Option Holder shall have paid in full for the Shares, subject to Option Holder’s obligations in Section 13, as to which they exercised the Option.

9.             Change of Control. In the event of a Change of Control, the vesting of the Option shall be governed by this Section 9.

(a)           Acceleration of Exercisability and Lapse of Restrictions Upon a Qualifying Termination. Upon the date of the Option Holder’s Qualifying Termination, the Option shall become fully vested and exercisable at the time of such Qualifying Termination.

(b)           Change of Control Where Awards Assumed or Replaced. In the event of a Change of Control in which the Company is the surviving entity and any adjustments necessary to preserve the value of the Participants’ outstanding Awards have been made, or the Company’s successor at the time of the Change of Control irrevocably assumes the Company’s obligations for this Option or replaces this Option with an award of equal or greater value and having terms and conditions no less favorable to the Option Holder than those applicable to the Option immediately prior to the Change of Control, there will be no accelerated vesting of the Option on account of the Change of Control unless the Option Holder experiences a Qualifying Termination.

(c)           Vesting Where Awards Not Assumed or Replaced. In the event of a Change of Control, unless the Company is the surviving entity and any adjustments necessary to preserve the value of the Option have been made, or the Company’s successor at the time of the Change of Control irrevocably assumes the Company’s obligations under the Option or replaces the Option with an award of equal or greater value and having terms and conditions no less favorable to the Option Holder than those applicable to the Option Holder immediately prior to the Change of Control, the Option shall become fully vested and exercisable at the time of such Change of Control.

(d)           Certain Covered Transactions. Subject to Sections 9(a) and (c) above, in the event of a Change of Control that is a merger or consolidation in which the Company is not the surviving corporation or that results in the acquisition of substantially all the Company’s outstanding Shares by a single Person or entity or by a group of Persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for the termination of the Option, for no consideration and without accelerating vesting, as of the effective date of the Covered Transaction; provided, that, the Option will not be so terminated (without the consent of the Option Holder) prior to the expiration of twenty (20) days following the later of (i) the date on which the Option became fully exercisable and (ii) the date on which the Option Holder received written notice of the Covered Transaction.

10.           Non-Transferable. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of the Option Holder only by such Option Holder or their guardian or legal representative; provided, however, that in no event may this Option be transferred for value (as defined in the General Instructions to Form S-8 of the U.S. Securities and Exchange Commission). The Option Holder’s rights may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of their creditors. Under no circumstances will the Option Holder be permitted to transfer this Option to a third-party financial institution without prior stockholder approval.

11.         No Obligation to Exercise. Neither the Option Holder nor any permissible transferee is or will be obligated by the grant of the Option to exercise it.

12.           References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement.

13.           Taxes. The Option Holder shall be responsible for all of Option Holder’s taxes required to be paid under applicable tax laws with respect to the Option. The Company or any Affiliate is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Option Holder, amounts of withholding and other taxes due in connection with the Option. The amount of the withholding shall not exceed the maximum statutory withholding requirement.

14.           Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Option Holder represents that, in executing this Agreement, they do not rely and have not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

15.           Amendment or Modification, Waiver. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, the Option, prospectively or retrospectively; provided, however, that, without the consent of the Option Holder, no amendment, alteration, suspension, discontinuation or termination of the Option may materially and adversely affect the rights of the Option Holder under the Option. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

16.           Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy, or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

(a)            To the Option Holder at their last known address as shown on the records of the Company;

(b)           To the Company at:

FreightCar America, Inc.

125 South Wacker Drive

Suite 1500

Chicago, IL 60606

Attention: Head of Human Resources

Any notice delivered personally or by courier under this Section 16 shall be deemed given on the date delivered and any notice sent by electronic means, telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date sent, telecopied, or mailed. Option Holder hereby consents to receive documents by electronic delivery.

17.          Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

18.           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

19.           Jurisdiction and Venue. The Company and the Option Holder agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Option Holder hereby submit and consent to said jurisdiction and venue.

20.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.           No Right to Continued Employment or Service. No action taken under this Agreement shall be construed as giving the Option Holder the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Option Holder’s employment or service at any time subject to the terms of the Offer Letter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

FREIGHTCAR AMERICA, INC.		OPTION HOLDER

By:	/s/ James R. Meyer	/s/ Nicholas J. Randall
Name:	James R. Meyer	Name:	Nicholas J. Randall
Title:	President & CEO	Title:	Chief Operating Officer